UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 13, 2006

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50640	42-1607228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 934-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2006, SumTotal Systems, Inc., a Delaware corporation (“SumTotal Systems”) announced that it has entered into an Agreement and Plan of Merger and Reorganization, dated as of November 13, 2006 (the “Merger Agreement”), by and among SumTotal Systems, Seal Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of SumTotal Systems (“Sub”), MindSolve Technologies, Inc., a Florida corporation (“MindSolve”), and certain other parties pursuant to which Sub will be merged with and into MindSolve (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger will be merged with and into SumTotal Systems (the “Second Merger” and together with the First Merger, the “Integrated Merger”). The aggregate value of the transaction is approximately $12 million. The purchase price will be paid in approximately $5,200,000 cash and 925,000 shares of SumTotal Systems common stock with 50% of the total cash consideration paid at closing, 25% of the cash consideration paid on the one-year anniversary of the effective time of the First Merger and 25% of the cash consideration paid on the two-year anniversary of the effective time of the First Merger. Approximately ten percent of the total purchase price, or $600,000 cash and 92,500 shares of SumTotal Systems common stock, will be placed into escrow for one year to secure the indemnification obligations of MindSolve under the Merger Agreement. In addition, approximately $770,000 will be paid in retention bonuses to MindSolve employees and consultants over the two year period following the First Merger, pursuant to MindSolve’s Change of Control Plan. The Integrated Merger was completed on November 14, 2006.

The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

On November 13, 2006, SumTotal entered into a Third Amendment and Consent to Credit Agreement (the “Amendment”), which Amendment amends SumTotal’s $22.5 million Senior Secured Credit Facility with Wells Fargo Foothill, Inc. (the “Credit Facility”). The Amendment (i) permits the consummation of the Integrated Merger and the payment by SumTotal to the MindSolve shareholders of certain deferred amounts as part of the consideration for the Merger, (ii) adjusts the financial covenants contained in the Credit Facility to reflect SumTotal’s consolidated financial condition after giving effect to the Merger and (iii) changes certain other covenants in the Credit Facility.

The foregoing summary is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.19 to this report.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the acquisition of MindSolve described in Item 1.01 above, SumTotal will issue 925,000 shares of SumTotal Systems common stock as part of the merger consideration paid to former shareholders of MindSolve. The shares will be issued in a private placement under Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

SumTotal Systems announced the acquisition of MindSolve and certain financial information including updated financial guidance for the fourth quarter of fiscal year 2006, in a press release dated November 14, 2006, a copy of which is furnished as Exhibit 99.1.

The information contained herein, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger and Reorganization, dated as of November 13, 2006, by and among SumTotal Systems, Seal Acquisition Corporation, MindSolve Technologies, Inc., Daniel D. Boccabella, Jr., Jeffrey Allen Lyons and Charles V. Steadham, Jr., and with respect to Article VIII, Article IX, and Article X hereof, Charles V. Steadham, Jr. as Stockholder Representative and Mellon Investor Services LLC as Escrow Agent.

10.19	Third Amendment to Credit Facility Agreement

*99.1	Press Release, dated November 14, 2006, entitled “SumTotal acquires MindSolve Technologies.”

*	Furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SumTotal Systems, Inc.

By: /s/ Erika Rottenberg
Erika Rottenberg
Senior Vice President, General Counsel and Secretary

Date: November 14, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of November 13, 2006, by and among SumTotal Systems, Seal Acquisition Corporation, MindSolve Technologies, Inc., Daniel D. Boccabella, Jr., Jeffrey Allen Lyons and Charles V. Steadham, Jr., and with respect to Article VIII, Article IX, and Article X hereof, Charles V. Steadham, Jr. as Stockholder Representative and Mellon Investor Services LLC as Escrow Agent.

10.19	Third Amendment to Credit Facility Agreement

*99.1	Press Release, dated November 14, 2006, entitled “SumTotal acquires MindSolve Technologies.”

*	Furnished, not filed.